HARLEYSVILLE NATIONAL CORPORATION

FOR IMMEDIATE RELEASE
CONTACT:    Walter E. Daller Jr., Chairman, President and CEO
PHONE:          215-256-8851 ext. 2300

Parent Company of  Harleysville National Bank and Trust Company,
        Security National Bank and
        Citizens National Bank

HARLEYSVILLE NATL. CORP. DECLARES REGULAR AND SPECIAL DIVIDENDS

HARLEYSVILLE, PA (November 17, 2003) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) declared a regular quarterly cash dividend of $ .16 per share on 23,837,780 shares of outstanding common stock. The dividend, which represents an 11.1% increase over the regular dividend paid in the same period last year, is payable December 15, 2003, to shareholders of record November 28, 2003. In addition to the regular dividend, the Board of Directors also approved a special cash dividend of $ .03 per share to shareholders of record November 28, 2003, payable December 15, 2003.

Walter E. Daller, Jr., Chairman, President and CEO, commented, “We are pleased that our strong financial performance has, once again, enabled us to reward our loyal shareholders. Total cash dividends paid during 2003 were $.654 per share, a 16.0% increase from the $.564 per share paid last year. All dividend numbers have been adjusted to reflect the 25% common stock dividend we paid in September 2003.”

Providing Real Life Financial Solutions , Harleysville National Corporation (HNC) has assets in excess of $2.5 billion and operates 40 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation’s stock is traded under the symbol “HNBC” and commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.